UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CLEARWIRE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-2408571
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Address of Principal Executive Offices, including Zip Code)
2003 Stock Option Plan
2007 Stock Compensation Plan
(Full Title of the Plan)
Broady R. Hodder
Vice President and General Counsel
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Name, Address and Telephone Number of Agent for Service)
CALCULATION OF REGISTRATION FEE

Proposed
Title of Each Class of		Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Class A common stock, par value $0.0001 per share	26,028,806 shares(3)	$15.78	$410,734,558.68	$12,609.55

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per share and aggregate offering price were determined based on (i) the weighted average exercise price of the shares subject to outstanding stock option grants under the 2003 Stock Option Plan, as amended (the “2003 Plan”), and 2007 Stock Compensation Plan (the “2007 Plan”), and (ii) for the remaining shares, because the price of such shares is not currently determinable, the average of the high and low prices of the Class A common stock on the Nasdaq Global Select Market on June 4, 2007.

(3)	Consists of (i) 11,028,806 shares to be registered under the 2003 Plan and (ii) 15,000,000 shares to be registered under the 2007 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
     *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith must file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a) Our Prospectus (the “Prospectus”), filed with the Commission on March 8, 2007 pursuant to Rule 424(b) under the Securities Act (and which relates to our Registration Statement on Form S-1 (File No. 333-139468) originally filed with the Commission on December 19, 2006, as amended).
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2006.
     (c) The description of our Class A common stock contained in our Prospectus, which description has been incorporated by reference into Item 1 of our Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act on March 7, 2007 (File No. 001-33349).
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the issuance of the shares of common stock offered hereby and certain other legal matters related to the offer of the shares will be passed upon for us by Davis Wright Tremaine LLP, Seattle, Washington.
     Benjamin G. Wolff, our Chief Executive Officer, was a lawyer at Davis Wright Tremaine LLP from August 1994 until April 2004. Mr. Wolff’s spouse is a partner with Davis Wright Tremaine LLP. Davis Wright Tremaine

LLP has rendered substantial legal services to us since our formation and continues to provide legal services to us, including services in connection with this registration. Certain partners and employees of Davis Wright Tremaine LLP own, directly or indirectly, shares of our Class A common stock.
Item 6. Indemnification of Directors and Officers.
     We are a Delaware corporation. Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision regarding limitation of liability in our Fourth Amended and Restated Certificate of Incorporation, which we refer to as the Certificate of Incorporation. The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.
     Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     Section 145 further provides that a Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
     Our Certificate of Incorporation allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL. We may, to the extent authorized by our board of directors, indemnify any of our employees or agents to the fullest extent that we may indemnify our directors. Service as a director, officer, employee or agent or another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by us, are conclusively presumed to be serving in such capacity upon our request. Persons who become or remain directors after the date of adoption of the indemnity provisions are presumed to rely on them in entering into or remaining in such service.
     Section 145 of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against liability under the DGCL. Our Certificate of Incorporation states that we have power to purchase and maintain such insurance, and accordingly we have and intend to maintain director and officer liability insurance, if available on reasonable terms.

     Our Certificate of Incorporation provides that the provisions in our Certificate of Incorporation relating to the limitation on the liability of our directors to us and our stockholders and the obligation to indemnify and advance reasonable expenses to the directors and officers may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote.
     We and Flux Fixed Wireless, LLC, an entity of which certain of our significant stockholders are affiliates, entered into an indemnification agreement with us, pursuant to which we are required to indemnify, defend and hold harmless Flux Fixed Wireless and any of its directors, officers, partners, employees, agents and spouses and each of its and their affiliates to the fullest extent permitted by law for any claims made against an indemnitee by reason of the fact that the indemnitee is or was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of our company, or any of our subsidiaries. We are obligated to pay the expenses of any indemnitee in connection with any claims that are subject to the agreement.
     Further, we have entered into indemnification agreements with certain of our directors and officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of the directors’ status or service as a director, other than liabilities arising from bad faith or willful misconduct of a culpable nature.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as a part of this registration statement:

Exhibit
Number	Description
4.1*	Fourth Amended and Restated Certificate of Incorporation.

4.2*	Amended and Restated Bylaws.

4.3*	Form of Class A common stock certificate.

4.4*	2003 Stock Option Plan, as amended.

4.5*	2007 Stock Compensation Plan.

5.1	Opinion of Davis Wright Tremaine LLP.

23.1	Consent of Davis Wright Tremaine LLP (included as part of Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page).

*	Incorporated by reference to exhibits included with the Company’s Registration Statement on Form S-1 (File No. 333-139468), as amended, originally filed with the Commission on December 19, 2006.
Item 9. Undertakings.
A.	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kirkland, Washington, on this 6th day of June, 2007.

Clearwire Corporation (Registrant)
By:	/s/ Benjamin G. Wolff
Benjamin G. Wolff
Chief Executive Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Clearwire Corporation, hereby severally constitute and appoint Benjamin G. Wolff, John A. Butler, and Broady R. Hodder, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Clearwire Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of June 5, 2007.

Signature	Title

/s/ Craig O. McCaw Craig O. McCaw	Chairman of the Board

/s/ Benjamin G. Wolff Benjamin G. Wolff	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John A. Butler John A. Butler	Chief Financial Officer (Principal Financial Officer)

/s/ Robert M. DeLucia Robert M. DeLucia	Chief Accounting Officer (Principal Accounting Officer)

/s/ R. Gerard Salemme R. Gerard Salemme	Director

/s/ David Perlmutter David Perlmutter	Director

/s/ Peter L. S. Currie Peter L. S. Currie	Director

/s/ Richard Emerson Richard Emerson	Director

/s/ Arvind Sodhani Arvind Sodhani	Director

Michael J. Sabia	Director

Signature	Title

/s/ Stuart M. Sloan Stuart M. Sloan	Director

/s/ Michelangelo A. Volpi Michelangelo A. Volpi	Director

/s/ Nicolas Kauser Nicolas Kauser	Director